Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX REPORTS FISCAL FOURTH QUARTER 2023 FINANCIAL RESULTS

●	Organic Growth of 7.8%; Fast Growth Market Sales Increased ~67% year-on-year to ~$24 million
●	GAAP Operating Margin of 15.1%; Record Adjusted Operating Margin of 15.4%, up 150 bps year-on-year; Ninth Consecutive Quarter of Record Level Adjusted Operating Margin
●	Record Gross Margin, Operating Margin, EPS, and Free Cash Flow in FY 2023 on GAAP and Adjusted Basis
●	Minntronix Acquisition Expands Electronics’ Engineering Capability, Key Customer Account Access, and Presence in Fast Growth Markets
●	In FY 2024, Expect High Single Digit Sales Growth; Expect Continued Margin Expansion in FY 2024 Ahead of the Long-Term Outlook; Fast Growth Market Sales Expected to Increase >20% to >$100M

SALEM, NH – August 3, 2023 – Standex International Corporation (NYSE: SXI) today reported financial results for the fourth quarter of fiscal year 2023 ended June 30, 2023.

Summary Financial Results - Total
($M except EPS and Dividends)	4Q23	4Q22	3Q23	Y/Y	Q/Q
Net Sales	$188.3	$184.7	$184.3	1.9%	2.2%
Operating Income - GAAP	$28.5	$19.2	$88.5	48.2%	-67.8%
Operating Income - Adjusted	$29.1	$25.7	$27.9	13.2%	4.0%
Operating Margin % - GAAP	15.1%	10.4%	48.0%	+ 470 bps	- 3290 bps
Operating Margin % - Adjusted	15.4%	13.9%	15.2%	+ 150 bps	+ 20 bps
Net Income from Continuing Ops - GAAP	$20.2	$13.2	$80.6	52.7%	-74.9%
Net Income from Continuing Ops - Adjusted	$21.2	$18.6	$19.6	13.7%	7.9%

EBITDA	$35.6	$26.0	$95.1	36.9%	-62.5%
EBITDA margin	18.9%	14.1%	51.6%	+ 480 bps	- 3270 bps
Adjusted EBITDA	$36.2	$32.5	$34.5	11.5%	4.9%
Adjusted EBITDA margin	19.2%	17.6%	18.7%	+ 160 bps	+ 50 bps

Diluted EPS - GAAP	$1.68	$1.10	$6.77	52.7%	-75.2%
Diluted EPS - Adjusted	$1.76	$1.54	$1.65	14.3%	6.7%
Dividends per Share	$0.28	$0.26	$0.28	7.7%	0.0%

Free Cash Flow	$32.8	$18.8	$17.6	74.8%	85.8%
Net Debt to EBITDA	-0.2x	0.5x	0.0x	NM	NM

Fourth Quarter Fiscal 2023 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “We concluded a record fiscal year with a strong fourth quarter performance. On the top line, we delivered 7.8% organic growth, offset by foreign currency exchange and the divestiture of our Procon business unit. Sales from fast growth markets such as electric vehicles, renewable energy, smart grid, and the commercialization of space increased approximately 67% year on year to $24 million in fiscal fourth quarter 2023. We achieved record gross margin of 39.1%, up 280 bps year on year, and record consolidated adjusted operating margin of 15.4% in fiscal fourth quarter 2023 - our ninth consecutive quarter of record level adjusted operating margin performance. This margin growth reflects solid execution of our pricing and productivity initiatives and the benefit from lower freight cost.”

“For fiscal year 2023, we achieved record gross margin, adjusted operating profit, adjusted operating margin, adjusted earnings per share, and free cash flow. This record fiscal performance was driven by our operating execution and strengthening of and enhanced focus on our fast growth end markets. In addition, Standex’s substantial financial flexibility continues to position us well to pursue an active pipeline of organic and inorganic growth opportunities.”

“We believe our recent acquisition of Minntronix is a great strategic fit. Minntronix offers customized magnetics that expand our presence in fast growth end markets like 5G, smart grid, and industrial automation. It provides a highly complementary customer base and product line and high performing engineering organization and access to new geographies.”

“Our free cash flow conversion remained healthy at 158% of GAAP net income in the fiscal fourth quarter and we generated record free cash flow of $66.5 million in fiscal year 2023, up 23% year-on-year.”

“We are beginning fiscal year 2024 in a strong position for continued improvements in financial performance and remain on track to achieve our long-term financial targets by fiscal 2028. We continue to drive growth across our business and with a focus on fast growth end markets, while continuing to realize steady growth from our strong customer relationships in new applications. We are cautiously optimistic for improvement in China and Europe in the second half of our fiscal year 2024.”

Outlook

In fiscal year 2024, the Company expects high single digit sales growth. The Company also expects continued margin expansion in fiscal year 2024 ahead of its long-term outlook.

In the fiscal first quarter 2024, on a year-on-year basis, the Company expects a slight increase in revenue, as organic growth in Engraving and the contribution from the Minntronix acquisition are partially offset by a slow recovery in China and Europe markets served by Electronics and the impact of the Procon divestiture. The Company expects a moderate increase in adjusted operating margin.

On a sequential basis, the Company expects slightly lower revenue as the contribution from the Minntronix acquisition is more than offset by unfavorable project timing in Engineering Technologies and continued slow recovery in China and Europe markets served by Electronics. The Company expects similar to slightly higher adjusted operating margin.

Fourth Quarter Segment Operating Performance

Electronics (42% of sales; 43% of segment operating income)

	4Q23	4Q22	% Change
Electronics ($M)
Revenue	79.9	71.9	11.1%
Operating Income	16.8	15.8	6.4%
Operating Margin %	21.0	22.0
Adjusted Operating Income*	16.8	16.2	3.8%
Adjusted Operating Margin %*	21.0	22.5

*Excludes purchase accounting expenses of $0.4M associated with Sensor Solutions in Q4 FY22

Revenue increased approximately $8.0 million or 11.1% year-on-year reflecting organic growth of 12.3%, partially offset by a 1.2% impact from foreign exchange. Revenue attributable to fast growth end markets grew throughout the year in markets like industrial automation, power management, renewable energy technologies, and EV-related applications.

Electronics segment backlog realizable in under one year of approximately $130 million decreased 13% year-on-year. The segment had a book to bill ratio of 0.94 at the end of the fiscal fourth quarter.

Adjusted operating income increased approximately $0.6 million or 3.8% year-on-year due to higher volume and realization of pricing and productivity initiatives, partially offset by unfavorable mix and inflation.

In fiscal first quarter 2024, on a sequential basis, the Company expects slightly higher revenue primarily due to the Minntronix acquisition and continued strength in fast growth end markets, partially offset by continued slow recovery in China and Europe. Sequentially, the company expects similar operating margin.

Engraving (23% of sales; 20% of segment operating income)

	4Q23	4Q22	% Change
Engraving ($M)
Revenue	42.4	37.2	14.0%
Operating Income	7.9	6.0	30.9%
Operating Margin %	18.6	16.2

Revenue increased approximately $5.2 million or 14.0% year-on-year reflecting 15.5% organic growth due to strong demand in Europe and growth in soft trim applications in Asia, partially offset by a 1.4% impact from exchange. Operating income increased $1.9 million or 30.9% year-on-year, primarily driven by higher sales and realization of productivity actions.

In fiscal first quarter 2024, on a sequential basis, the Company expects slightly lower revenue, reflecting timing of customer projects, and slightly higher operating margin.

Scientific (10% of sales; 12% of segment operating income)

	4Q23	4Q22	% Change
Scientific ($M)
Revenue	18.3	18.8	-2.6%
Operating Income	4.7	3.7	25.7%
Operating Margin %	25.5	19.8

Revenue decreased approximately $0.5 million or 2.6% year-on-year reflecting higher sales into research and academic end markets, offset by lower demand for COVID vaccine storage units. Operating income increased approximately $1.0 million or 25.7% year-on-year primarily driven by lower freight cost and realization of productivity actions.

In fiscal first quarter 2024, on a sequential basis, the Company expects similar revenue and operating margin.

Engineering Technologies (12% of sales; 8% of segment operating income)

	4Q23	4Q22	% Change
Engineering Technologies ($M)
Revenue	21.8	21.6	1.3%
Operating Income	3.1	3.2	-4.4%
Operating Margin %	14.2	15.0

Revenue increased approximately $0.2 million or 1.3% year-on-year. Operating income decreased approximately $0.1 million or 4.4% year-on-year reflecting an increase in the number of new platform development projects, mostly offset by the impact of productivity and efficiency initiatives.

In fiscal first quarter 2024, on a sequential basis, the Company expects a significant decrease in revenue reflecting timing of projects and a slight to moderate decrease in operating margin, with productivity initiatives mostly offsetting the impact of volume decline and higher mix of development projects. The long-term demand remains robust with the current backlog and new platform development funnel expected to provide solid foundation for growth in the second half of fiscal 2024 and beyond.

Specialty Solutions (14% of sales; 17% of segment operating income)

	4Q23	4Q22	% Change
Specialty Solutions ($M)
Revenue	25.9	35.3	-26.6%
Operating Income	6.4	5.4	19.1%
Operating Margin %	24.8	15.3

Specialty Solutions revenue decreased approximately $9.4 million or 26.6% year-on-year, reflecting an organic decline in the Hydraulics business and the Procon divestiture, partially offset by robust organic growth in the Display Merchandising business. On a pro-forma basis, excluding Procon, revenue decreased approximately $0.6 million or 2.1% year-on-year. Operating income increased approximately $1.0 million or 19.1% year-on-year driven by higher sales in the Display Merchandising business (driven by new product introductions) and operational improvements and aftermarket focus in the Hydraulics business. On a pro-forma basis, excluding Procon, operating income increased approximately $2.8 million or 75.3% year-on-year.

In fiscal first quarter 2024, on a sequential basis, the Company expects a slight decrease in revenue and operating margin.

Capital Allocation

●

Share Repurchase: During the fiscal fourth quarter 2023, the Company repurchased approximately 50,900 shares for $7.0 million. There was $65.1 million remaining on the Company’s current share repurchase authorization at the end of the fiscal fourth quarter 2023.

●

Capital Expenditures: In fiscal fourth quarter 2023, Standex’s capital expenditures were $7.6 million compared to $10.8 million in the fiscal fourth quarter of 2022. The Company expects fiscal year 2024 capital expenditures between $35 million and $40 million with key investments focused on growth initiatives and capacity expansion. Capital expenditures were $24.3 million in fiscal 2023.

●

Dividend: On July 27, 2023, the Company declared a quarterly cash dividend of $0.28 per share, an approximately 7.7% year-on-year increase. The dividend is payable August 25, 2023, to shareholders of record on August 9, 2023.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net (cash) debt of ($22.3) million on June 30, 2023, compared to $70.0 million at the end of fiscal fourth quarter 2022. Net debt for the fourth quarter of 2023 consisted primarily of long-term debt of $173.3 million and cash and equivalents of $195.7 million.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended June 30, 2023, was $40.4 million compared to $29.5 million in the prior year’s quarter. Free cash flow after capital expenditures was $32.8 million compared to free cash flow after capital expenditures of $18.7 million in the fiscal fourth quarter of 2022.

Conference Call Details

Standex will host a conference call for investors tomorrow, August 4, 2023, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through August 4, 2024. To listen to the teleconference playback, please dial in the U.S. (877) 344-7529 or (412) 317-0088 internationally; the passcode is 2752964. The audio playback via phone will be available through August 11, 2023. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which include the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, South Africa, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics such as the current coronavirus on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands, except per share data)	2023	2022	2023	2022

Net sales	$188,327	184,739	$741,048	$735,339
Cost of sales	114,701	118,183	455,952	465,393
Gross profit	73,626	66,556	285,096	269,946

Selling, general and administrative expenses	44,579	41,301	172,335	169,890
(Gain) loss on sale of business	-	-	(62,105)	-
Restructuring costs	501	1,930	3,831	4,399
Acquisition related costs	70	57	557	1,618
Other operating (income) expense, net	-	4,045	(611)	5,745

Income from operations	28,476	19,223	171,089	88,294

Interest expense	1,237	1,390	5,405	5,874
Other non-operating (income) expense, net	40	480	1,735	1,131
Total	1,277	1,870	7,140	7,005

Income from continuing operations before income taxes	27,199	17,353	163,949	81,289
Provision for income taxes	7,013	4,130	24,796	19,807
Net income from continuing operations	20,186	13,223	139,153	61,482

Income (loss) from discontinued operations, net of tax	(17)	46	(161)	(89)

Net income	$20,169	$13,269	$138,992	$61,393

Basic earnings per share:
Income (loss) from continuing operations	$1.71	$1.11	$11.78	$5.13
Income (loss) from discontinued operations	-	0.01	(0.01)	-
Total	$1.71	$1.12	$11.77	$5.13

Diluted earnings per share:
Income (loss) from continuing operations	$1.68	$1.10	$11.59	$5.07
Income (loss) from discontinued operations	-	-	(0.01)	(0.01)
Total	$1.68	$1.10	$11.58	$5.06

Average Shares Outstanding
Basic	11,767	11,876	11,810	11,974
Diluted	12,009	12,033	12,009	12,123

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
(In thousands)	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$195,706	$104,844
Accounts receivable, net	123,440	117,075
Inventories	98,537	105,339
Prepaid expenses and other current assets	64,739	45,210
Income taxes receivable	831	6,530
Total current assets	483,253	378,998

Property, plant, equipment, net	130,937	128,584
Intangible assets, net	75,651	85,770
Goodwill	264,821	267,906
Deferred tax asset	14,602	8,186
Operating lease right-of-use asset	33,273	39,119
Other non-current assets	22,392	25,876
Total non-current assets	541,676	555,441

Total assets	$1,024,929	$934,439

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$68,601	$74,520
Accrued liabilities	62,031	67,773
Income taxes payable	10,335	8,475
Total current liabilities	140,967	150,768

Long-term debt	173,441	174,830
Operating lease long-term liabilities	25,774	31,357
Accrued pension and other non-current liabilities	77,298	78,141
Total non-current liabilities	276,513	284,328

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	100,555	91,200
Retained earnings	1,027,279	901,421
Accumulated other comprehensive loss	(158,477)	(153,312)
Treasury shares	(403,884)	(381,942)
Total stockholders' equity	607,449	499,343

Total liabilities and stockholders' equity	$1,024,929	$934,439

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Year Ended
	June 30,
(In thousands)	2023	2022

Cash Flows from Operating Activities
Net income	$138,992	$61,393
Income (loss) from discontinued operations	(161)	(89)
Income from continuing operations	139,153	61,482

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,474	29,697
Stock-based compensation	11,710	11,169
Non-cash portion of restructuring charge	(444)	1,691
(Gain) loss on sale of business	(62,105)	-
Contributions to defined benefit plans	(451)	(209)
Net changes in operating assets and liabilities	(25,569)	(25,693)
Net cash provided by operating activities - continuing operations	90,768	78,137
Net cash provided by (used in) operating activities - discontinued operations	33	(421)
Net cash provided by (used in) operating activities	90,801	77,716
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(24,270)	(23,891)
Expenditures for acquisitions, net of cash acquired	-	(12,978)
Proceeds from the sale of business	67,023	-
Other investing activities	(1,190)	5,825
Net cash provided by (used in) investing activities	41,563	(31,044)
Cash Flows from Financing Activities
Proceeds from borrowings	224,500
Payments of debt	(226,200)	(25,000)
Contingent consideration payment	(1,167)	(2,167)
Activity under share-based payment plans	1,341	1,415
Purchase of treasury stock	(25,527)	(31,425)
Cash dividends paid	(12,985)	(12,249)
Net cash provided by (used in) financing activities	(40,038)	(69,426)

Effect of exchange rate changes on cash	(1,464)	(8,769)

Net changes in cash and cash equivalents	90,862	(31,523)
Cash and cash equivalents at beginning of year	104,844	136,367
Cash and cash equivalents at end of period	$195,706	$104,844

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands)	2023	2022	2023	2022
Net Sales
Electronics	$79,906	$71,939	$305,872	$304,290
Engraving	42,445	37,218	152,067	146,255
Scientific	18,278	18,771	74,924	83,850
Engineering Technologies	21,835	21,559	81,079	78,117
Specialty Solutions	25,863	35,252	127,106	122,827
Total	$188,327	$184,739	$741,048	$735,339

Income from operations
Electronics	$16,819	$15,804	$68,979	$70,428
Engraving	7,882	6,019	25,462	21,825
Scientific	4,660	3,708	17,109	17,861
Engineering Technologies	3,093	3,236	11,050	8,776
Specialty Solutions	6,424	5,394	25,368	15,579
Restructuring	(501)	(1,930)	(3,831)	(4,399)
(Gain) loss on sale of business	-	-	62,105	-
Acquisition related costs	(70)	(57)	(557)	(1,618)
Corporate	(9,831)	(8,906)	(35,207)	(34,413)
Other operating income (expense), net	-	(4,045)	611	(5,745)
Total	$28,476	$19,223	$171,089	$88,294

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Year Ended
	June 30,			June 30,
(In thousands, except percentages)	2023	2022	% Change	2023	2022	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$188,327	$184,739	1.9%	$741,048	$735,339	0.8%
Income from operations, as reported	$28,476	$19,223	48.1%	$171,089	$88,294	93.8%
Income from operations margin	15.1%	10.4%		23.1%	12.0%
Adjustments:
Restructuring charges	501	1,930		3,831	4,399
Acquisition-related costs	70	57		557	1,618
Litigation (settlement refund) charge	-	4,045		(882)	5,745
(Gain) loss on sale of business	-	-		(62,105)	-
Environmental remediation	-	-		271	-
Property insurance deductible	-	-		-	-
Purchase accounting expenses	-	404		-	435
Adjusted income from operations	$29,047	$25,659	13.2%	$112,761	$100,491	12.2%
Adjusted income from operations margin	15.4%	13.9%		15.2%	13.7%
Interest and other income (expense), net	(1,277)	(1,870)		(7,140)	(7,005)
Life insurance benefit	-	-		-	-
Provision for income taxes	(7,013)	(4,130)		(24,796)	(19,807)
Discrete and other tax items	-	397		100	397
Tax impact of above adjustments	416	(1,429)		(353)	(2,919)
Net income from continuing operations, as adjusted	$21,173	$18,627	13.7%	$80,572	$71,157	13.2%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$20,186	$13,223	52.7%	$139,153	$61,482
Net income from continuing operations margin	10.7%	7.2%		18.8%	8.4%
Add back:
Provision for income taxes	7,013	4,130		24,796	19,807
Interest expense	1,237	1,390		5,405	5,874
Depreciation and amortization	7,200	7,286		28,474	29,697
EBITDA	$35,636	$26,029	36.9%	$197,828	$116,860	69.3%
EBITDA Margin	18.9%	14.1%		26.7%	15.9%
Adjustments:
Restructuring charges	501	1,930		3,831	4,399
Acquisition-related costs	70	57		557	1,618
Litigation (settlement refund) charge	-	4,045		(882)	5,745
(Gain) loss on sale of business	-	-		(62,105)	-
Environmental remediation	-	-		271	-
Purchase accounting expenses	-	404		-	435
Adjusted EBITDA	$36,207	$32,465	11.5%	$139,500	$129,057	8.1%
Adjusted EBITDA Margin	19.2%	17.6%		18.8%	17.6%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$40,413	$29,510		$90,768	$78,137
Less: Capital expenditures	(7,622)	(10,753)		(24,270)	(23,891)
Free cash flow from continuing operations	$32,791	$18,757		$66,498	$54,246

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Year Ended
	June 30,			June 30,
Adjusted earnings per share from continuing operations	2023	2022	% Change	2023	2022	% Change

Diluted earnings per share from continuing operations, as reported	$1.68	$1.10	52.8%	$11.59	$5.07	128.6%

Adjustments:
Restructuring charges	0.03	0.12		0.24	0.28
Acquisition-related costs	-	-		0.03	0.10
Litigation (settlement refund) charge	-	0.26		(0.06)	0.36
(Gain) loss on sale of business	0.05	-		(5.13)	-
Environmental remediation	-	-		0.02	-
Discrete tax items	-	0.03		0.01	0.03
Purchase accounting expenses	-	0.03		-	0.03
Diluted earnings per share from continuing operations, as adjusted	$1.76	$1.54	14.3%	$6.70	$5.87	14.1%